October 12, 2012

Nuveen New York AMT-Free Municipal Income Fund

333 West Wacker Drive

Suite 3300

Chicago, IL 60606

Re:	Nuveen New York AMT-Free Municipal Income Fund

Ladies and Gentlemen:

We have acted as special counsel to Nuveen New York AMT-Free Municipal Income Fund, a Massachusetts business trust (the “Fund”), with respect to its issuance of Variable Rate Demand Preferred Shares (“VRDP”) in connection with the reorganizations (“Reorganizations”) in which the Fund will be the acquiring fund (“Acquiring Fund”), and Nuveen New York Quality Income Municipal Fund, Inc., Nuveen New York Investment Quality Municipal Fund, Inc., Nuveen New York Select Quality Municipal Fund, Inc. and Nuveen New York Dividend Advantage Municipal Income Fund, will be acquired funds. In that capacity, we have provided you with the form of our opinion to the effect that the VRDP issued by the Fund in connection with the Reorganizations will qualify as stock for federal income tax purposes.

We hereby consent to the filing of a form of such opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-183691) relating to the Reorganizations initially filed by the Fund with the Securities and Exchange Commission on August 31, 2012, and to the use of our name and to any reference to our firm in the Joint Proxy Statement/ Prospectus included therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

FORM OF SIDLEY AUSTIN LLP TAX OPINION

October 12, 2012

Nuveen New York AMT-Free Municipal Income Fund

333 West Wacker Drive

Suite 3300

Chicago, IL 60606

Re:	Nuveen New York AMT-Free Municipal Income Fund

Ladies and Gentlemen:

We have acted as special counsel to Nuveen New York AMT-Free Municipal Income Fund, a Massachusetts business trust (the “Fund”), with respect to its issuance of Variable Rate Demand Preferred Shares (“VRDP”) in connection with the reorganizations (“Reorganizations”) in which the Fund will be the acquiring fund, and Nuveen New York Quality Income Municipal Fund, Inc., Nuveen New York Investment Quality Municipal Fund, Inc., Nuveen New York Select Quality Municipal Fund, Inc. and Nuveen New York Dividend Advantage Municipal Income Fund, will be acquired funds.

In connection with rendering this opinion, we have assumed to be true and are relying upon (without any independent investigation or review thereof):

A. The representations made in an officer’s certificate detailing the Fund’s operations to date and the Fund’s anticipated future operations;

B. The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such documents, the conformity of final documents to all documents submitted to us as drafts, and the authenticity of such final documents;

C. The genuineness of all signatures and the authority and capacity of the individual or individuals who executed any such document on behalf of any person;

D. The accuracy of all factual representations, warranties and other statements made by all parties or as set forth in such documents;

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Nuveen New York AMT-Free Municipal Income Fund

October 12, 2012

E. The performance and satisfaction of all obligations imposed by any such documents by the parties thereto in accordance with their terms; and

F. The completeness and accuracy of all records made available to us.

We have further assumed the accuracy of the statements and descriptions of the Reorganizations and the Fund’s intended activities as described in the Joint Proxy Statement/Prospectus. We have also assumed, without investigation, that all documents, certificates, representations, warranties and covenants upon which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

Based upon the foregoing, and subject to the qualifications, exceptions, assumptions and limitations expressed herein, we are of the opinion that the VRDP issued by the Fund in connection with the Reorganizations will qualify as stock for federal income tax purposes.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations and qualifications:

1. Our opinion is based upon our interpretation of the current provisions of the Internal Revenue Code of 1986 (the “Code”) and current judicial decisions, administrative regulations and published notices, rulings and procedures. Our opinion represents only our best judgment and are not binding on the Internal Revenue Service (“IRS”) or the courts and there is no assurance that the IRS will not successfully challenge the conclusions set forth herein. The IRS has not yet issued regulations or administrative interpretations with respect to various provisions of the Code relating to the definition of stock. Consequently, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2. Our opinion is limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to any other matter not specifically set forth in the foregoing opinion, including without limitation with respect to any other federal, state, local or foreign tax consequences.

3. In the event any one of the statements, representations, warranties, covenants or assumptions we have relied upon to issue these opinions is incorrect in a material respect, our opinions might be adversely affected and if so may not be relied on.

Nuveen New York AMT-Free Municipal Income Fund

October 12, 2012

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To comply with certain Treasury regulations, we state that (i) this opinion letter is written to support the promotion and marketing by others of the transactions or matters addressed herein, (ii) this opinion letter is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person, and (iii) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

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Very truly yours,